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EXHIBIT 11.1  STATEMENT RE: PER-SHARE EARNINGS


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
                                                             THREE MONTH PERIOD ENDED
                                                                      MARCH 31
                                                         --------------------------------

                                                             1997                1996
                                                         -----------         ------------
Average shares and common stock
 equivalents outstanding                                   7,906,499           3,864,797
Net effect of dilutive stock options
 based on the treasury stock method                          174,380              29,696
                                                         -----------         -----------
                                                           8,080,879           3,894,493
                                                         ===========         ===========
Net income                                               $   521,327         $   338,504
                                                         ===========         ===========
Extraordinary loss                                       $   689,542         $     --
                                                         ===========         ===========

Per common and common equivalent share:
 Income before extraordinary loss                        $       .15         $       .09
 Extraordinary loss                                             (.09)              --
                                                         -----------         -----------
Net income                                               $       .06         $       .09
                                                         ===========         ===========
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